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AIM DYNAMICS FUND                                                  SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

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
FOR PERIOD ENDING: 1/31/2010
FILE NUMBER :      811-05686
SERIES NO.:        13

74U.                         1 Number of shares outstanding (000's Omitted)

                               Class A                      6,864

                             2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)

                               Class B                      1,011
                               Class C                      1,130
                               Class R                        144
                               Class Y                        375
                               Investor Class              41,683
                               Institutional Class          5,259

74V.                         1 Net asset value per share (to nearest cent)

                               Class A                   $  17.09

                             2 Net asset value per share of a second class of open-end company shares (to nearest cent)

                               Class B                   $  16.12
                               Class C                   $  15.81
                               Class R                   $  16.91
                               Class Y                   $  17.15
                               Investor Class            $  17.09
                               Institutional Class       $  17.80
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